Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Animal Health International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-142521) on Form S-8 of Animal Health International, Inc. of our report dated September 18, 2007, with respect to the consolidated balance sheets of Animal Health International, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended and cash flows on June 30, 2005 (Successor periods) and the consolidated statements of operations, stockholders’ equity, and cash flows of Walco Holdings, Inc. (Predecessor) for the year ended June 30, 2005 (Predecessor period) (collectively the Company), which report appears in the June 30, 2007, annual report on Form 10-K of Animal Health International, Inc.

Our report dated September 18, 2007, contains explanatory paragraphs that state Animal Health International, Inc. acquired all of the outstanding stock of Walco Holdings, Inc. in a business combination accounted for as a purchase and accordingly the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable, and refers to the adoption of Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” in fiscal year 2007.

/s/ KPMG LLP

Dallas, Texas

September 18, 2007